Exhibit 1.03

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Games Announces The Lord of the Rings Online™ Attracts Nearly Three Million
Users with Average Playing Time of 3.9 Hours During Closed Beta Testing

Planned Schedules for Open Beta Testing and Commercial Launch Aimed at Maximizing Marketing
Effectiveness

BEIJING, ATLANTA — Oct. 1, 2009 -— CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and a pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today it has completed a successful Closed Beta Test of The Lord of the Rings Online™(LOTRO) which revealed users experienced an average playing time of 3.9 hours per session.

In addition, LOTRO reported a registration number of 2.9 million users accompanied by a high activation rate. During certain weeks of the closed beta testing period, LOTRO has ranked in the Top 10 for highly anticipated games and most downloaded games in many of the popular games portals such as 17173.com and Baidu, China’s top search engine.

“We are very satisfied on our successful Closed Beta Test where we accomplished our goals of fine tuning the game for the China market,” said Monish Bahl, CFO of CDC Games. “The game went through extensive testing, and we are quite pleased that the game is now ready for the final phase of testing. We also believe that the value proposition of LOTRO, which incorporates our pricing strategy, is expected to help us increase our market share from other games in light of the current competitive environment.”

“The Closed Beta Testing gave us valuable feedback and we are confident that the changes we made to the game will position it successfully for the market,” said Jim Crowley, president and CEO of Turbine, Inc. “Based on the competitive landscape and long holiday period in early October, we believe the timing of this launch gives us a significant competitive advantage.”

CDC Games is scheduling the Open Beta Test (OBT) of the highly anticipated The Lord of the Rings Online™: Shadows of Angmar™ (LOTRO), in late October with the goal of maximizing the effectiveness of the launch and gaining higher initial receptivity for the game. Commercial launch is expected in November.

The company believes launching LOTRO after the upcoming China holiday season will help bolster the game’s marketing effectiveness. During the country’s upcoming holiday celebration of the 60th anniversary of Communist rule, it is expected that many people in China will travel during the eight day public holiday, which runs from Oct. 1 to Oct. 8.   Many media outlets are expected to be focused on the holiday events during this period, and CDC Games believes this will be a significant distraction during the launch of the Open Beta Testing of the game.

In addition, since a competing game company recently re-launched an older version of a similar genre game in the Chinese market, utilizing a subscription pricing model, CDC Games believes that launching LOTRO later will help CDC games gain market share through the introduction of highly differentiated and new content.

CDC Games holds the exclusive distribution rights in China for LOTRO which is the only massively multiplayer online role playing game (MMORPG) based on the literary works of J.R.R. Tolkien. The Lord of the Rings Online is developed by North American-based Turbine, Inc., a leading creator and operator of massive, persistent online worlds that foster powerful social gaming communities.

About Turbine
Turbine, Inc. is a premier creator and operator of massive, persistent online worlds that foster powerful social gaming communities. Turbine has grown to become one of the largest privately-held online gaming studios in North America. Turbine has created some of the world’s most popular and award-winning online games, including The Lord of the Rings Online™, Dungeons & Dragons Online®: Eberron Unlimited™, and Asheron’s Call®. For more information on Turbine, its products and services please visit www.turbine.com.

About Tolkien Enterprises
The Saul Zaentz Company d/b/a Tolkien Enterprises is the holder of worldwide motion picture, legitimate stage, merchandising, and other rights in J.R.R. Tolkien’s literary works, including The Lord of the Rings and The Hobbit. Tolkien Enterprises has been producing and licensing films, stage productions and merchandise based on Tolkien’s works for more than 30 years. With headquarters in Berkeley, California, its website may be found at www.tolkien-ent.com.

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games
CDC Games is a market leader in online and mobile games in China with more than 160 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force.  Currently, CDC Games offers six popular MMO online games in China. For more information on CDC Games, visit: www.cdcgames.net

The Lord of the Rings Online™: Shadows of Angmar™ are trademarks of The Saul Zaentz Company d/b/a Tolkien Enterprises and are used under license by Turbine Inc.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about the performance of CDC Games and The Lord of the Rings Online, our beliefs regarding the potential of this game, our ability to project future operating results based on closed beta test results, our beliefs regarding the timing of the open beta testing for LOTRO,and the timing of this game’s commercial launch, our beliefs regarding our ability to launch additional games in the future, our beliefs regarding the effect of the upcoming holiday on consumers and the Chinese media, our beliefs regarding our ability to capture market share with the launch of LOTRO, our beliefs regarding the data we received during closed beta testing, our beliefs regarding the value proposition of LOTRO, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to successfully develop, license and market other games; (c) the future growth of the online games industry in the China market; (d) the possibility of launch and development delays; (e) the development of competing products and technology; (f) the popularity of The Lord of the Rings Online and CDC Games’ other games; and (g) the continuation of our contractual and other partners to perform their obligations under agreements with us. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2008 filed with the Securities and Exchange Commission on June 30, 2009 . All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.